Exhibit 23.2

                         Consent of Independent Auditor


We consent to the reference to our firm under the caption "Experts" in the Prospectus Supplement of Alabama Power Company for the registration of Alabama Power Company Series AA 5-5/8% Senior Notes due April 15, 2034 in the registration statement on Form S-3 (No. 333-110950) and to the incorporation by reference therein of our report dated February 20, 2004, with respect to the financial statements of Financial Guaranty Insurance Company appearing in the Form 8-K of Alabama Power Company dated April 7, 2004, filed with the Securities and Exchange Commission.


                                                       /s/  Ernst & Young LLP

New York, NY
April 8, 2004